UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

VALUED ADVISERS TRUST

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (“Commission”) that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Indianapolis and the state of Indiana on the 14th day of March, 2013.

VALUED ADVISERS TRUST

With Respect to the Sound Mind Investing Fund,

Sound Mind Investing Balanced Fund, and

Sound Mind Investing Dynamic Allocation Fund

By	/s/ Carol J. Highsmith
Carol J. Highsmith

Vice President
(Title)

Attest:	/s/ Heather A. Bonds
Heather A. Bonds

Secretary
(Title)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

VALUED ADVISERS TRUST

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (“Commission”) that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Indianapolis and the state of Indiana on the 14th day of March, 2013.

VALUED ADVISERS TRUST

With Respect to the Dreman Contrarian Small Cap Value Fund

By	/s/ Carol J. Highsmith
Carol J. Highsmith

Vice President
(Title)

Attest:	/s/ Heather A. Bonds
Heather A. Bonds

Secretary
(Title)